 Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-135030

Dated July 19, 2006

This free writing prospectus relates only to the securities described below and should be read together with the preliminary prospectus, dated July 10, 2006 relating to these securities.

FINAL PRICING TERMS – July 19, 2006

Issuer	Brookdale Senior Living Inc. (NYSE: BKD)
Securities offered

19,236,103 shares of common stock of the issuer, par value $0.01 per share, including 17,721,519 shares from the issuer and 1,514,584 shares from the selling stockholder (plus option to purchase up to an additional 2,885,415 shares from the selling stockholder)

Price to public	$39.50 per share. $759,826,069 total.
Last reported sale price (July 19, 2006)	$39.80
Underwriting discount	$1.3825 per share. $26,593,912 total.
Trade date	July 19, 2006
Settlement date	July 25, 2006

Prior to purchasing the shares of common stock being offered pursuant to the prospectus, on July 19, 2006, one of the underwriters purchased, on behalf of the syndicate:  2,000 shares at $39.80; 25,000 shares at $39.90; 1,600 shares at $39.98; 48,400 shares at $40.00; and 25,000 shares at $40.10 in stabilizing transactions.

To review a filed copy of our current registration statement containing our most recent prospectus, go to the following link:

http://www.sec.gov/Archives/edgar/data/1332349/000095013606005654/file1.htm

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission  for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Goldman, Sachs & Co. toll-free at 1-866-471-2526 or Lehman Brothers Inc. toll-free at 1-888-603-5847.

July 19, 2006